Exhibit 23.6

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Magnolia Oil and Gas Corporation of our report dated June 18, 2018, relating to the financial statements of GulfTex Energy III, LP as of April 27, 2016 and December 31, 2015, and for the period from January 1, 2016 through April 27, 2016, and for the year ended December 31, 2015, appearing in the Current Report on Form 8-K filed by Magnolia Oil and Gas Corporation on June 7, 2019.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP

San Antonio, Texas

June 7, 2019